As filed with the Securities and Exchange Commission on May 23, 2005
Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYKES ENTERPRISES, INCORPORATED

(Exact Name of Issuer as Specified in its Charter)

Florida	56-1383460

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 North Ashley Drive, Tampa, FL 33602

(Address of principal executive offices)

2004 NON-EMPLOYEE DIRECTOR FEE PLAN
2004 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

(Full Title of Plans)

James T. Holder	Copy to:
Vice President and General Counsel Sykes Enterprises, Incorporation 400 North Ashley Drive, Tampa, FL 33602 (813) 274-1000 (Name, Address and Telephone Number of Agent for Service)	Paul R. Lynch, Esquire Shumaker, Loop & Kendrick, LLP 101 East Kennedy Blvd., Suite 2800 Tampa, FL 33602 (813) 229-7600

CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM	AMOUNT OF
TITLE OF SECURITIES	AMOUNT TO	OFFERING	AGGREGATE	REGISTRATION
TO BE REGISTERED	BE REGISTERED (1)(2)	PRICE PER SHARE (3)	OFFERING PRICE (3)	FEE

Stock Units (4)	450,000 Stock Units

Shares of Common Stock, par value $.01 per share, including Shares underlying Stock Units	450,000 shares	$8.525	$3,836,250	$486.05

(1) A maximum of 450,000 stock units and 450,000 shares of common stock may be issued under the 2004 Non-Employee Director Fee Plan. A maximum of 500,000 shares of common stock may be issued under the 2004 Non-Employee Director Stock Option Plan. Shares may be issued under either plan from authorized but unissued shares of common stock or treasury shares. The 2004 Non-Employee Director Fee Plan is subject to approval by the shareholders of the Registrant at the annual shareholders’ meeting to be held May 24, 2005. If it is approved by the shareholders at such meeting, this Registration Statement will cover only the stock units and shares of common stock to be issued thereunder, and the 2004 Non-Employee Director Stock Option Plan will be terminated. In the event that the 2004 Non-Employee Director Fee Plan is not approved by the shareholders at such meeting, it will terminate and the 2004 Non-Employee Director Stock Option Plan will remain in effect and this Registration Statement will cover only shares of common stock to be issued upon the exercise of options granted thereunder.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional stock units or shares of common stock as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the fee is calculated on the basis of the average of the high and low prices for the Registrant’s common stock reported by The Nasdaq Stock Market on May 20, 2005.

(4) Each stock unit represents the right to receive one share of common stock at a future date, pursuant to the deferred compensation provisions of the 2004 Non-Employee Director Fee Plan. Upon a distribution to a Plan participant, all stock units are payable in shares of common stock on a one-for-one basis.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by the Registrant (Exchange Act File No. 000-28274) with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

(a) The Registrant’s most recent annual report on Form 10-K, or, if the financial statements therein are more current, the Registrant’s most recent prospectus, other than the prospectus of which this document is a part, filed pursuant to rule 424(b) of the Commission under the Securities Act of 1933.

(b) All other reports filed by the Registrant pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

(c) The description of the Registrant’s Common Stock which is contained in the Registrant’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Sykes Enterprises, Incorporated, 2004 Non-Employee Director Fee Plan or the prospectus relating to the Sykes Enterprises, Incorporated 2004 Non-Employee Director Stock Option Plan which is used to satisfy the requirements of Section 10(a) of the Securities Act of 1933 and Rule 428 promulgated thereunder.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     The Florida Business Corporation Act (“FBCA”) provides that directors of a corporation will not be liable to the corporation or any other person for monetary damages in connection with any statement, vote, decision or failure to act, regarding corporate management or policy, by the director, except in certain limited situations. The effect of this provision is to eliminate the rights of the registrant and its shareholders (through shareholders’ derivative suits on behalf of the registrant) to recover monetary damages against a Director for breach of the fiduciary duty of care as a Director (including breaches resulting from negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the registrant or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a Director’s duty of care. These provisions will not alter the liability of Directors under federal securities laws.

     The Registrant’s Articles of Incorporation and Bylaws provide that the Registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the FBCA. In addition, the Registrant has entered into Indemnification Agreements with its directors and executive officers in which the Registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the FBCA. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

     The Registrant has a standard policy of directors’ and officers’ liability insurance covering directors and officers of the corporation with respect to liabilities incurred as a result of their service in such capacities, which may extend to, among other things, liability arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

EXHIBIT INDEX

Exhibit No.	Description
4.1	Sykes Enterprises, Incorporated, 2004 Non-Employee Director Fee Plan (previously filed with the Commission on August 9, 2004, as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2004, and incorporated herein by reference).

4.2	Sykes Enterprises, Incorporated, 2004 Non-Employee Director Stock Option Plan (previously filed with the Commission on April 6, 2004, as Appendix A to the Registrant’s Proxy Statement for the 2004 Annual Shareholders’ Meeting, and incorporated herein by reference).

Exhibit No.	Description
5	Opinion of Shumaker, Loop & Kendrick, LLP as to the legality of the securities being registered

15	Letter Reporting Unaudited Interim Financial Information

23.1	Consent of Shumaker, Loop & Kendrick, LLP (included in their opinion filed as Exhibit 5)

23.2	Consent of Deloitte & Touche LLP, independent certified public accountants

Item 9. Undertakings

     1. The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

     (b) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding,) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 23th day of May, 2005.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ W. Michael Kipphut

W. Michael Kipphut
Group Executive, Senior Vice President - Finance
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints W. Michael Kipphut his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 23 rd day of May, 2005.

Signature	Title	Date
/s/ Paul L. Whiting	Chairman of the Board	May 23, 2005
Paul L. Whiting

/s/ Charles E. Sykes	President, Chief Executive Officer and Director	May 23, 2005
Charles E. Sykes	(Principal Executive Officer)

/s/ Gordon H. Loetz	Director	May 23, 2005
Gordon H. Loetz

/s/ Mark C. Bozek	Director	May 23, 2005
Mark C. Bozek

/s/ Furman P. Bodenheimer, Jr.	Director	May 23, 2005
Furman P. Bodenheimer, Jr.

Signature	Title	Date
/s/ Lt. Gen. Michael P. Delong (Ret.)	Director	May 23, 2005
Lt. Gen. Michael P. Delong (Ret.)

/s/ H. Parks Helms	Director	May 23, 2005
H. Parks Helms

/s/ Iain A. Macdonald	Director	May 23, 2005
Iain A. Macdonald

/s/ William J. Meurer	Director	May 23, 2005
William J. Meurer

/s/ Ernest J. Milani	Director	May 23, 2005
Ernest J. Milani